STATE STREET
STANDARD
OF CONDUCT

State Street has been in the business of caring for other people's money since 1792, the year our oldest ancestor, the Union Bank, had its charter approved and signed by John Hancock, Massachusetts' first governor. The financial services world has changed dramatically in the past two centuries, but one thing has remained the same: our commitment to holding ourselves to the highest standard of conduct.

Our reputation for integrity is State Street's most precious asset. All of our constituencies - shareholders, clients, communities and fellow employees - rely on us to do business in full compliance with the laws that regulate our businesses and to be honest and fair in our dealings with other people.

State Street's principles of personal and business integrity are described in our Standard of Conduct. Each of us is responsible for respecting and strictly adhering to this Standard. By always conducting ourselves with honesty and fairness, we will ensure that our tradition of integrity is preserved and State Street will continue to prosper for many years to come.

/s/ Ronald E. Logue

Ronald E. Logue
Chairman and Chief Executive Officer


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TABLE OF CONTENTS

Introduction...................................................................3

HOW WE CONDUCT BUSINESS

Confidentiality of Information.................................................5

Competition....................................................................5

Accuracy and Truthfulness in Books and Records ................................6

Intellectual Property..........................................................6

Political Affairs..............................................................6

Compliance with Laws and Regulations...........................................7

HOW WE CONDUCT OURSELVES

Computers and Communications Systems ..........................................8

Business Conflicts.............................................................8

Gifts and Entertainment........................................................9

Employment and Work Environment...............................................11

Media Policy..................................................................11

Personal Trading in Securities................................................12

Reporting Procedures..........................................................13

To Obtain More Information....................................................BC





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INTRODUCTION
The Standard of Conduct is the primary expression of the code of business conduct for State Street Corporation and all of its subsidiaries ("State Street"). It applies globally to all employees of State Street. Certain of our business units have adopted additional ethical policies that are applicable to the employees involved in those businesses. If your business unit has adopted an additional policy, you must comply both with this Standard of Conduct and with the business unit policy. If you believe a business unit policy conflicts with this Standard of Conduct, you should consult with a member of the Legal or Compliance divisions responsible for your business unit. A separate Standard of Conduct has been adopted with respect to independent contractors. Employees of joint ventures and entities in which State Street has a minority interest are not, unless directed by their employer, subject to these standards.

The Standard of Conduct, together with policies that address specific topics or are established by individual business units, establishes a set of requirements regarding the way in which employees of State Street are to perform their jobs. Conducting our businesses and ourselves in a manner consistent with the highest level of legal, ethical and professional integrity is essential to State Street's reputation and success as a business, even if departures from these standards might result in a temporary benefit to State Street. Every employee is required to inform themselves about and to comply with the Standard of Conduct and related company policies.

It is not possible for a single document such as this Standard of Conduct to address every situation or to set forth every policy or rule. In circumstances that are not specifically addressed by this Standard of Conduct, you should exercise common sense and good judgment, and seek advice from your supervisor or the Chief Legal Officer or General Counsel or their respective designees when in doubt. Your behavior should be consistent with the principles that (i) you must comply with all laws that apply to our businesses, (ii) you must conduct yourself as an employee with integrity and in compliance with all applicable policies, (iii) you should avoid actions or activities that conflict with, or even appear to conflict with, the interests of our clients, and (iv) our clients' confidential information should only be used in performing our services to our clients.

The Chief Legal Officer and General Counsel are authorized to interpret and answer questions regarding the Standard of Conduct. The Chief Legal Officer and General Counsel have designated certain members of the Legal and Compliance divisions who are authorized to answer questions and provide guidance on behalf of the Chief Legal Officer or General Counsel. These designated persons are listed on our internal website (HTTP://SSHOME.STATESTR.COM/EMPLOYEE/SOC/). You will be deemed to have acted in accordance with the Standard of Conduct if you comply with the advice of the Chief Legal Officer, General Counsel or one of these designees.

As a global company, we take into account local business practices and customs in conducting our businesses as long as we comply with US and local law. As legal requirements vary by jurisdiction, you should contact the Chief Legal Officer or General Counsel (or designee) with any questions concerning potential conflicts between these standards and local legal requirements. With the approval of the Chief Legal Officer or General Counsel, standards of conduct that differ from those set forth below may be adopted for specific countries or regions, provided that the general intent and principles of this Standard of Conduct are observed.

In the event that it is appropriate for an employee to seek a waiver of a particular provision of the Standard of Conduct, the employee may submit the waiver request to the Chief Legal Officer or General Counsel. If a waiver is sought by an employee designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, the Chief Legal Officer or General Counsel will also submit the proposal to the Examining and Audit Committee of the


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Board of Directors. Unless a particular provision of the Standard of Conduct otherwise indicates, you should not request a waiver unless compelling circumstances exist and the requested waiver does not conflict with the underlying principles of this Standard of Conduct. Granting of a waiver is solely in the discretion of the Chief Legal Officer or General Counsel (and the Examining and Audit Committee of the Board).

You are responsible for understanding and complying with this Standard of Conduct. Compliance with this Standard of Conduct is a term of employment with State Street. Failure to comply with this Standard of Conduct and other policies and procedures that apply to you, as well as violations of law that relate to the operation of our business, can have serious consequences for you, including corrective action up to and including the termination of your employment. You are also required to cooperate with any internal investigation regarding your or any other employees' compliance with legal requirements or State Street's policies. Making false statements to or otherwise misleading internal or external counsel, auditors or regulators or other company investigators is grounds for immediate termination of employment. Portions of these standards reflect legal requirements and the violations of these provisions, such as the prohibition on trading on inside information, can result in your being subject to civil or criminal liability. The Standard of Conduct does not create any rights in favor of employees, including a right to continued employment for any length of time, and is not an employment contract.

You should promptly report any known or suspected violation of the Standard of Conduct or applicable laws or regulations. See "Reporting Procedures" below.

The Standard of Conduct may be amended from time to time. The current version of the Standard of Conduct is posted on our website. When you commence work for State Street and periodically thereafter, you will be asked to affirm, in writing or electronically, that you have read and understood the Standard of Conduct and will comply with it.




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HOW WE CONDUCT BUSINESS

CONFIDENTIALITY OF INFORMATION
Our customers, both institutional and individual, entrust us with their most sensitive financial affairs. Every employee must treat client information with care. Information is often proprietary, meaning that it is owned. Information may be owned by a customer, by State Street, or by a third-party vendor.

STANDARDS:

> Customer information, including securities holdings and portfolio trading activity and strategies, must be treated with confidentiality and discretion. Employees may not use their knowledge of customer information for personal gain or to benefit any other person.

> Non-public information regarding State Street is confidential and must be protected from unauthorized disclosure, distribution or use. Non-public information includes information regarding our business plans and strategies, technology and business processes, customer relationships, transactions being negotiated and our financial results.

> In connection with confidential information, you should adhere to the following guidelines:

     o You should assume that customer or State Street information is confidential unless the contrary is clear.

     o Always treat information regarding individuals, including employees, as confidential and only use it for the purpose for which it was gathered.

     o Do not disclose confidential information to anyone outside State Street unless you are authorized to do so, and only share confidential information internally on a need-to-know basis.

     o Do not disclose confidential information that belongs to a former employer or third party to anyone at State Street.

> Stay informed about and comply with State Street policies dealing with data access, information security, encryption standards, and similar initiatives as appropriate that are designed to protect the integrity and confidentiality of information. (Please see Corporate Information Security Policy, Standards and Procedural Controls.)

COMPETITION

State Street is committed to competing in a lawful manner.

STANDARDS:

> Abuse of privileged information, misrepresentation of material facts, or any other unfair dealing are not acceptable business practices.

> Do not discuss our pricing strategy with competitors and do not enter into agreements with them concerning market opportunities without the approval of the Chief Legal Officer or General Counsel.

> Acquire competitive information and market data from public sources and through lawful means.

> Managers of business units should understand the permissible scope of cross selling and bundling to ensure that products and services are not linked in a manner which would violate law.




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ACCURACY AND TRUTHFULNESS
IN BOOKS AND RECORDS
The accuracy and completeness of our records is critical for our business operations, compliance with legal requirements and the preparation of our financial statements.

STANDARDS:

> Each employee is personally responsible for the integrity of the records, reports and information that they prepare or control.

> You must comply with internal accounting and record-keeping policies. Falsification of any books, records or accounts (including the submission of false expense reimbursement claims) is prohibited.

> Information provided in connection with regulatory filings or inquiries must be complete and accurate.

> You must follow record retention and document destruction policies, which may differ by business unit. You are prohibited from destroying any records that are potentially relevant to an internal or external investigation, proceeding or litigation.

INTELLECTUAL PROPERTY
The intellectual property of State Street, such as its patents, trademarks, trade secrets, business processes and copyrights, is a valuable asset and must be protected. Similarly, when State Street acquires licensing rights for software products or purchases information data from vendors, employees must respect the rights of the owner of that property and limit the use of the property to only as permitted.

STANDARDS:

> Intellectual property that is created as part of your employment belongs to State Street. You must not disclose our intellectual property to third parties, use it for your own purposes, retain it if you leave your employment with State Street or claim any ownership rights in the intellectual property.

> Do not make copies of licensed software except as specifically permitted by law or commercial agreement.

POLITICAL AFFAIRS
As an individual, you have the right to voluntarily participate in the political process and make personal contributions. If you choose to participate in the political process however, you must do so as an individual, not as a representative of State Street.

STANDARDS:

> Only the Chief Executive Officer may authorize the use of corporate resources in connection with political activities (applies to state, federal, foreign or local politics).

> Do not contribute to a political campaign if doing so would cause State Street to be ineligible for business opportunities with a government body.

> Do not coerce or pressure a fellow employee to support a particular candidate or political cause.

> You may not use State Street's computers and communications equipment, facilities, supplies or mailing lists for personal political purposes.


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>    If you choose to volunteer for a political campaign or make a political contribution, you may not do so as a representative of State Street or imply in any way that you represent State Street. Any political activity that could cause someone to believe that your actions reflect the views or position of State Street requires the prior approval of the Chief Legal Officer or General Counsel.

> Lobbying is a regulated activity that often requires public filings or registration. Lobbying on behalf of State Street may only be undertaken by employees expressly authorized to do so. If you question whether an activity constitutes lobbying, contact a member of the Legal Division. If you have a question regarding who is authorized to engage in lobbying, contact Regulatory and Industry Affairs.



COMPLIANCE WITH LAWS AND REGULATIONS
State Street and its affiliates conduct banking and securities business in many different countries. Complying with a variety of legal and regulatory obligations is an essential part of our business. Our policy is to comply with all laws, rules and regulations applicable to the conduct of our business.

STANDARDS:

> Abide by applicable laws, rules and regulations, including anti-money laundering, know-your customer, banking and securities laws and regulations, in the countries and jurisdictions where State Street conducts business.

> State Street's facilities and services may not be used in connection with any illegal conduct, such as money laundering or unlawful securities transactions.

>    Do not use State Street's assets for personal gain.

>    Do not take personal advantage of opportunities intended for State Street.

> Law enforcement agencies and regulators around the world have broad legal authority to conduct investigations. State Street cooperates with government investigations. Any contact by or inquiry from a government investigator must be reported immediately to the Legal Division and Corporate Audit. The Chief Legal Officer or General Counsel, or designee, will advise employees on how to respond to any subpoena, search warrant or similar legal document.

> US and other laws applicable to our businesses prohibit bribes, kickbacks and other compensation given to government officials and others. Employees may not make payments to, or promise to make payments to, government officials or others in order to obtain or retain business. You also may not make such payments indirectly through an agent where you know or have reason to know that all or part of any payment to the agent will inappropriately be paid to a government official or another person. The Foreign Corrupt Practices Act can be applied broadly, and consequently caution is required when doing business through foreign consultants, agents or business partners.

> All employees should assist as directed in meeting our anti-money laundering and "know your customer" standards. Money laundering, the process of converting illegal proceeds so that the funds appear to come from a legitimate source, is a serious global issue. State Street has established procedures to assist in our compliance with laws intended to prevent money laundering or financing of terrorist activities, such as the Bank Secrecy Act and the USA PATRIOT Act. If you have been designated as being in a role that exposes you to money laundering, you should understand your obligations under these procedures to (i) know the customers that you service and their use of our products and services, (ii) make sure you receive training and (iii) report any unusual or suspicious activity to your supervisor or the compliance officer in your business unit.

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>    You are required to comply with applicable laws regarding international boycotts, economic sanctions and export controls. These laws have been adopted for reasons of national security and place restrictions on our ability to conduct business with certain persons or countries or participating in boycotts that are unauthorized by US law.

> Respect our status as a fiduciary. We act as a fiduciary with respect to many of our clients. As a fiduciary, we may be required to place the interests of clients to which we owe fiduciary obligations ahead of our own and to disclose potential conflicts of interest.

HOW WE CONDUCT OURSELVES

COMPUTERS AND COMMUNICATIONS SYSTEMS
State Street is a technology company. Its computers and communications systems are vital to its business operations. All of State Street's computers and communications systems (including equipment, systems, services and software owned, licensed or leased by State Street) are to be used only for State Street's business purposes.


STANDARDS:

> Unauthorized access to, use, interception or distribution of State Street's computers and communications systems is prohibited. Such conduct may also be a violation of law. For more information, see the Corporate Information Security Policy, Standards and Procedural Controls.

> The following guidelines apply to an employee's personal use of State Street resources (for example, a personal telephone call or e-mail, making a photocopy or accessing the Internet):

     o Any personal use must be lawful and must not violate any State Street policy. As an example, e-mail communication containing sexual content or other inappropriate or offensive material would violate State Street's policies and is prohibited. Similarly, access to an Internet site containing sexual or other inappropriate content violates State Street's policies and is not permitted.

     o Personal use of State Street's computers and communications systems must not impose any incremental cost to State Street, interfere with normal business operations, or otherwise adversely affect the interests of State Street or an employee's work.

     o Users of State Street's computers and communications systems should have no expectation of privacy, not even with respect to their personal use of these resources.

BUSINESS CONFLICTS
A conflict of interest occurs when an individual's private interests interfere, or even appear to interfere, with the interests of State Street, its employees or its clients. A conflict can arise when an employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee or a member of his or her family, gives or receives improper personal benefits as a result of his or her position in the company or relationship with another employee. Loans to, or guarantees of obligations of, such persons are of special concern.

STANDARDS:

> You must obtain approval before becoming a director, officer, employee, partner or sole proprietor of a "for profit" organization. In requesting approval, you must disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned, and





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     whether you are aware of any relationships between the organization and
     State Street. You must submit the request to your area executive and, in the case of a request from an employee at the Senior Vice President level or above, the request should be made to the Chief Legal Officer or General Counsel, who will review the request with the Chief Executive Officer. An employee is generally permitted to retain the fees, income or compensation earned in connection with an approved activity.

> You are not required to disclose to or request approval from State Street in order to serve in a nonprofit organization; however, if you will receive any compensation in connection with the service, you must seek approval as though the organization were a "for profit" entity.

> You should only serve in public office if doing so does not create a conflict of interest with State Street or otherwise restrict State Street from pursuing business opportunities with the government entity. You must disclose your election or appointment to a public office to your area executive.

> You may not engage in any business activity outside of State Street that competes with State Street, conflicts with the interests of State Street or its customers, or creates the appearance of a conflict of interest.

>    Non-work activities should not:

     o Interfere with your ability to devote your time and attention during working hours to your duties for State Street,

     o Adversely affect the quality of your work or adversely affect State Street's reputation,

     o    Entail working for any competitor of State Street,

     o Involve a business opportunity for yourself that should be offered to State Street, or


     o Involve accepting a business opportunity from a client of State Street or someone seeking to do business with State Street.

GIFTS AND ENTERTAINMENT
Conducting business sometimes involves some modest exchanges of gifts and occasional business-related entertainment. Gifts and entertainment may help to personalize a business relationship. The time we spend with a customer or with a supplier can contribute to a better understanding of one another's business needs. But the value of the gift or the frequency of entertainment, whether the State Street employee is the one to make the offer or is the recipient of the offer, must never be excessive and must always comply with applicable legal restrictions. The personal benefit associated with a gift or entertainment cannot be allowed to impair the objective and independent judgment of the recipient.

STANDARDS:

> ACCEPTANCE OF GIFTS BY EMPLOYEES -- An employee may only accept a gift from a current or potential customer or vendor if the gift is offered as a gesture of goodwill that does not create an expectation of an obligation of State Street or the employee to that customer or vendor. An employee may only accept a gift with a value not greater than US$250 or its equivalent (which we refer to in this Standard of Conduct as the Gift Limit) and which is related to a commonly recognizable event or occasion, such as a promotion, conference, sports outing, wedding, retirement or holiday. The value of gifts given to an employee by any customer or vendor during a calendar year is aggregated for purposes of the Gift Limit.

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>    The Gift Limit does not apply to:

     o Gifts or entertainment based on obvious family relationships (such as your parents, children or spouse);

     o Gifts or entertainment based on close personal friendships if the circumstances make it clear that it is the relationship, rather than our business, that is the principal motivating factor of both the offer and acceptance; or

     o Promotional gifts, such as those that bear a company's name or logo or that routinely are made available to the general public or to all of our employees as part of an arrangement negotiated by State Street, provided that such gifts are reasonable.

> ACCEPTANCE OF ENTERTAINMENT -- Employees should accept business entertainment, including meals, social events, sports events, tickets and related travel, from anyone doing or proposing to do business with State Street only if the entertainment is:

     o Business-related (i.e., in connection with a meeting or other occasion the purpose of which is to hold bona fide business discussions or to foster better business relationships);

     o Reasonable in cost and would be paid for by us as a reasonable business expense if not paid for by the host;

     o    Appropriate as to time and place; and

     o    Not so frequent as to raise any questions of impropriety.

Unless the entertainment is subject to the Gift Limit, a representative of the customer or vendor must be present at the event or meal.

> PROVIDING GIFTS TO CUSTOMERS -- The Gift Limit also applies to gifts that an employee of State Street may give to customers or potential customers. Gifts given to each representative of a customer and gifts to a customer by different employees of State Street are not aggregated. The costs of all gifts should be fully and accurately reflected on the books and records of State Street. Promotional items given to customers that bear our logo or name and are available through State Street Marketplace are not subject to the Gift Limit, provided that they are reasonable in the context of our business relationship with the customer.

> PROVIDING ENTERTAINMENT -- Common sense and moderation should prevail in business entertainment provided on behalf of State Street. Any excessive or disreputable entertainment that would reflect unfavorably on State Street must be avoided. State Street should only provide business entertainment if the entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety. Unless the entertainment is subject to the Gift Limit, an employee should be present at the event or meal. The cost of all entertainment should be fully and accurately reflected on the books and records of State Street.

> GIFTS AND ENTERTAINMENT FOR PUBLIC EMPLOYEES -- Offering a gift or entertainment to a public sector customer or representative entails particular conflict of interest concerns. Some government agencies impose restrictions on whether or not public employees can receive anything of value or impose limits on the permissible amount. In order to comply with these restrictions and to preserve our business relationship with our customers, employees must obtain prior approval of the Chief Legal Officer or General Counsel (or designee) before providing any gift or entertainment to a public sector customer or representative.



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>    GENERAL -- A gift may take many forms. For purposes of this Standard of
     Conduct, gifts include anything of value for which you are not required to pay the retail or customary costs. Gifts to members of your immediate family are considered to be gifts to you for purposes of this Standard of Conduct.

> The intent of these standards is to avoid any actual or perceived conflict of interest or violation of law. Subject to the exceptions set forth above, an employee may not:

     o Solicit for themselves or a third party or accept anything of value from any person or organization in return for any business, service or confidential information of State Street;

     o Accept anything of value from anyone in connection with our business, either before or after a transaction is discussed or consummated;

     o    Give or accept cash or its equivalent as a gift; or

     o Accept any gift or bequest under a will or trust from one of our customers.

> If you receive a gift or an offer of a gift or entertainment that appears to conflict with the standards of conduct described above and believe either that acceptance of the gift or offer is necessary to promote our business relationship or returning the gift is not practical, you must discuss the matter with the Chief Legal Officer or General Counsel (or designee), who will provide guidance on how to handle the matter.

EMPLOYMENT AND WORK ENVIRONMENT
State Street complies with the applicable employment, labor and employee privacy laws of the countries and locations where it does business. A work environment conducive to a favorable quality of life for employees also helps to contribute to our business success. This requires that we do more than just follow the law. It is also important that we foster a culture where every employee is treated with respect. This is made possible only with the cooperation of every member of the State Street community.

STANDARDS:

> Employment policies and employee manuals and handbooks include a variety of rules and guidelines intended to foster a productive workplace and compliance with local employment laws. You should read and comply with those policies that apply to you.

MEDIA POLICY
State Street often must communicate its views to the public. It is important that the company speak with a consistent voice. All communication with the public and the media regarding State Street, including press releases and interview opportunities, must be reviewed and approved by State Street Media Relations.

STANDARDS:

> You should refer any request for public comment to State Street Media Relations. State Street Media Relations should assist in the preparation and dissemination of any written or oral statement to the media.

Press inquiries within the United States regarding our businesses should be directed to State Street Public Relations.

Inquiries that originate from outside the United States can be directed to the Global Marketing representative of the resident office as well as to State Street Media Relations.



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PERSONAL TRADING IN SECURITIES
The personal financial conduct of our employees is a major influence upon State Street's reputation. For this reason, State Street has adopted some important standards regarding personal securities trading by employees. For purposes of this policy, an employee is considered to include members of the employee's immediate family (spouse, dependent children or other individuals living in the same household as the employee). The standards apply to any account in which the employee has an actual or beneficial interest, and knows in advance about or can influence the investment decisions in the account.

STANDARDS:

> Do not buy or sell securities (or recommend their purchase or sale) based upon or while in possession of "inside information."

> Do not communicate any inside information regarding State Street or any customer to any other person. You may incur criminal or civil liability not only for your own trading but for that of any "tippee."

Inside information refers to material information (information that a reasonable investor would be likely to consider important in deciding whether to buy or sell the securities of a company) that has not been released to the public, including but not limited to any knowledge of impending change in dividends, prospects for a major new product, projected earnings, potential acquisitions and other significant corporate transactions. Trading while in possession of inside information is sometimes called "insider trading." In many countries, including the United States, insider trading is a serious violation of law. It is State Street's policy, however, that even in those countries where there is not a legal restriction on insider trading employees must abide by these policies.

> You may not sell short securities issued by State Street or engage in options trading or hedging transactions in State Street securities.

> You may not engage in speculative trading in State Street securities (i.e., the purchase and sale of company stock within a period of 30 days).

> You may not engage in transactions in the securities of any customer (including long or short positions, options or other derivatives) if you are directly responsible for providing services to that customer or have access to its confidential information. If you are responsible for overseeing a vendor or supplier for whom State Street is a material customer, you should not engage in trading in the securities of such vendor or supplier.

> You may not buy or sell securities based upon actual knowledge of the trading position or plans of State Street or a customer. This restriction includes "front running" or trading in a stock ahead of the company or a customer for the purpose of obtaining a favorable price in the security.

> You may not buy or sell securities based upon research recommendations made by State Street to customers until three business days following public dissemination of the recommendation.

> You may not use your influence as a State Street employee to accept preferential treatment from an issuer or broker with respect to an investment opportunity, nor from a broker with respect to the fees charged in relation to conducting a personal securities transaction.

> You may not originate a rumor nor participate in the circulation of one concerning any publicly traded security, particularly the securities of State Street or any customer of State Street.

     Exceptions from the foregoing restrictions may be applicable in connection with the exercise of options or other rights under a State Street benefit plan, transactions in State Street securities pursuant to a Rule 10b5-1 plan, transactions relating to employee equity compensation where



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State Street is the counterparty, transactions in non-State Street securities where investment discretion is completely delegated to a professional third party or where the Chief Legal Officer or General Counsel confirm the non-discretionary nature of the account documentation and in limited other circumstances approved by the Chief Legal Officer or General Counsel. If you believe that such an exception applies to you, you should discuss the exception with the Chief Legal Officer or General Counsel (or designee) before making any investment decision relying upon the exception.

REPORTING PROCEDURES
If you have reason to believe that a violation of law or company policy has occurred in connection with the conduct of our business, you must advise State Street so the company can fully review the facts and take corrective action. If you are in doubt about the best course of action in a particular situation, you are encouraged to talk to supervisors, managers, or the Area Compliance Officer.

STANDARDS:

> Report to the Area Compliance Officer and/or to the General Auditor information concerning any apparent or possible violation of law or State Street policy. If the situation involves persons at a senior level of State Street, the matter must be reported to the General Auditor who will advise the Chief Legal Officer and the General Counsel and, if appropriate, the Chief Executive Officer and the Examining and Audit Committee of the Board of Directors.

> Employees should communicate concerns about State Street or its conduct -- including complaints about the Company's accounting, internal accounting controls or auditing matters -- directly to the non-management Lead Director of the Board of Directors of State Street. State Street has retained an independent firm, The Network, to facilitate these communications 24 hours a day, seven days a week:

BY TELEPHONE:
From within the United States +1 888 736 9833 (Toll-free)
From outside the United States +1 770 613 6306

BY INTERNET: WWW.TNWINC.COM/WEBREPORT

BY POSTED MAIL:
The Network
ATTN: State Street
333 Research Court
Norcross, GA 30092 USA

COMMUNICATIONS WILL BE FORWARDED WITHIN STATE STREET FOR FURTHER ACTION AS APPROPRIATE.

EMPLOYEES MAY COMMUNICATE ON A CONFIDENTIAL, ANONYMOUS BASIS. IT IS PREFERABLE, HOWEVER, FOR AN EMPLOYEE TO IDENTIFY HIMSELF OR HERSELF TO ENABLE STATE STREET TO OBTAIN A COMPLETE REPORT OF THE RELEVANT FACTS AS EXPEDITIOUSLY AS POSSIBLE.

INFORMATION THAT AN EMPLOYEE PROVIDES THE COMPANY IN THE GOOD FAITH BELIEF THAT DOING SO IS NECESSARY IN ORDER TO PROTECT STATE STREET AGAINST ILLEGAL OR IMPROPER CONDUCT WILL BE HANDLED CONFIDENTIALLY TO THE EXTENT PERMITTED BY LAW.

STATE STREET PROHIBITS ANY RETALIATORY ACTION AGAINST ANY EMPLOYEE FOR GOOD FAITH REPORTING OF SUSPECTED VIOLATIONS OF LAW OR COMPANY POLICY.

THESE STANDARDS DO NOT ALTER THE REPORTING REQUIREMENTS THAT MAY EXIST UNDER OTHER POLICIES SUCH AS THOSE ISSUED BY GLOBAL HUMAN RESOURCES CONCERNING EMPLOYMENT-RELATED MATTERS.



                                       13


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TO OBTAIN MORE INFORMATION:

The Standard of Conduct at State Street is also available on the corporate website at http://sshome.statestr.com/employee/soc/. Click on the "Employee" tab. Then click on "Standard of Conduct" in the far left column to launch a pdf. The electronic version of the Standard of Conduct will contain any changes made to the document after its date of printed publication. In the event of any such change, the electronic version will be the most up-to-date.

Please visit the following intranet website or internal phone directory for the contact information of those persons referenced in this Standard of Conduct: http://sshome.statestr.com/employee/soc/.